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                                                        EXHIBIT No. EX-99.h.1.i

                                                     Dated as of April 27, 2005

                                    EXHIBIT A

     to Administration Contract dated May 21, 2001, as revised June 3, 2002, between UBS Global Asset Management (US) Inc. and The UBS Funds

1.        UBS Global Allocation Fund

2.        UBS Global Equity Fund

3.        UBS Global Bond Fund

4.        UBS U.S. Large Cap Equity Fund

5.        UBS U.S. Large Cap Value Equity Fund

6.        UBS U.S. Large Cap Growth Fund

7.        UBS U.S. Small Cap Equity Fund

8.        UBS U.S. Small Cap Growth Fund

9.        UBS U.S. Real Estate Equity Fund

10.       UBS U.S. Bond Fund

11.       UBS High Yield Fund

12.       UBS Emerging Markets Debt Fund

13.       UBS International Equity Fund

14.       UBS Emerging Markets Equity Fund

15.       UBS Dynamic Alpha Fund

16.       UBS Absolute Return Bond Fund

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